CONSENT OF INDEPENDENT AUDITORS


Board  of  Directors
GTC  Telecom  Corp.  and  Subsidiaries

We consent to the incorporation by reference in this Reoffer Prospectus, which is part of the Registration Statement of GTC Telecom Corp. (the "Company") on Form S-8 of our report dated July 27, 2001, on our audit of the consolidated financial statements of GTC Telecom Corp. and subsidiaries as of June 30, 2001, and for each of the years in the two-year period then ended, which report is included in the Company's Annual Report on Form 10-KSB (File No. 0-25703). We also consent to the use of our name as it appears under the caption "Experts."



Irvine,  California                              CORBIN  &  WERTZ
November  16,  2001